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Text: Tapping into ETH used to be hard. Now it's $EZET. #FTMakesItEZ [link]


FRANKLIN TEMPLETON
EZET
Franklin Ethereum ETF
The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.
The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. This is not a direct investment in Ether, but rather, an exchange-traded product that invests in Ether.
© 2024 Franklin Distributors, LLC, marketing agent.